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Exhibit 99.1

Kathleen S. Dvorak Senior Vice President and Chief Financial Officer or Randall W. Larrimore President and Chief Executive Officer United Stationers Inc. (847) 699-5000 FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS THIRD QUARTER RESULTS

        DES PLAINES, Ill., Oct. 24, 2002—United Stationers Inc. (NASDAQ: USTR) reported net sales for the third quarter ended September 30, 2002 of $932 million, down 1.9% (or down 3.5% after adjusting for one additional workday in 2002), compared with net sales of $951 million in the same period last year. Net income for the third quarter of 2002 was $18.9 million, or $0.57 per share, compared with a net loss of $5.9 million, or a loss of $0.18 per share, in the comparable period last year. The net loss in the third quarter of 2001 included a pre-tax restructuring charge of $47.6 million. Excluding this charge, net income for the third quarter of 2001 was $23 million or $0.67 per share.

        Net sales for the nine months ended September 30, 2002 were $2.8 billion, down 7.1% compared with sales of $3.0 billion in the same period last year. For the nine months ended September 30, 2002, net income was $58.8 million, or $1.73 per share, compared with $37.5 million, or $1.11 per share, during the same period last year. For the nine months ended September 30, 2001, the restructuring charge reduced earnings per share by $0.85. Excluding the restructuring charge and a partial reversal of the restructuring charge which was recorded in the first quarter of 2002, net income for the nine months ended September 30, 2002 was $57.3 million, compared with $66.2 million in the prior year period.

        For the trailing 12 months ended September 30, 2002, reductions in working capital (including sold receivables and excluding the restructuring accrual) generated $18 million of cash. Cash from operations and working capital reductions were $131 million during this time.

        Net capital spending, including capitalized software costs, for the nine months ended September 30, 2002, was $20 million versus $30 million for the same period last year. The company expects that net capital spending for 2002 will be approximately $30 million.

Third Quarter Reflects Continuing Trends

        Third quarter 2002 results reflected soft sales in all major product categories. The two primary factors affecting sales comparisons in the third quarter were the integration of U.S. Office Products into the Corporate Express business model (in which a greater percentage of products are purchased directly from manufacturers) and the divestiture of the CallCenter Services business.

        Gross margins remain under pressure. The company continues to experience a sales shift within each of its product categories toward consumable items and away from higher-margin discretionary products. In addition, volume allowances from manufacturers have decreased as the company reduced its inventory purchases, reflecting both the decline in sales and the company's focus on working capital management.

United Stationers Inc. Reports Third Quarter Results
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        Operating expenses for the third quarter ended September 30, 2002, were $100.4 million, or 10.8% of sales, compared with $156.1 million, or 16.4% of sales, in the same period last year. The third quarter of 2002 included approximately $0.8 million of incremental operating costs related to the restructuring. Operating expenses for the third quarter of 2001 included the $47.6 million restructuring charge, $3.1 million of non-restructuring related severance and $1.5 million of goodwill amortization. Excluding these charges, operating expenses in 2001 were $103.9 million or 10.9% of sales. The decline in operating expenses as a percent of sales from 2001 to 2002 was due primarily to net cost reductions achieved through the restructuring. However, due to lower sales volume, these improvements were largely offset by reduced leverage of fixed costs combined with increased employee-related costs, such as pension and workers' compensation.

        "Our efforts related to the 2001 restructuring plan are almost complete," said Randall W. Larrimore, president and chief executive officer. "As a result, we are on target to save $25 million in 2002 and an incremental $15 million in 2003. The restructuring process has been a difficult one, requiring focus and dedication from people at all levels of our organization. United's associates proved they were up to the task. They not only took cost out of our operations, but created stronger teams and systems that will improve our performance going forward. In addition, Dick Gochnauer, our new chief operating officer, is helping us build on these advances. His background in operations is helping us identify opportunities to increase efficiency across the entire business products supply chain from the manufacturer to the end consumer. He is challenging associates throughout the company to search for even more cost-effective and timesaving procedures."

Continuing Focus on Working Capital and Free Cash Flow

        For the trailing 12 months ended September 30, 2002, the company generated more than $61 million in free cash flow, excluding the effects of the restructuring accrual and before purchases of the company's common stock. Sources of cash were $131 million from operations, which included $36 million in depreciation and amortization and $18 million in working capital reductions. The working capital figure included receivables sold under the company's securitization program. Cash consumed for the trailing 12 months included $26 million in net capital spending and $45 million in scheduled debt repayments. On the same basis, free cash flow for the trailing 12 months ended September 30, 2001, was approximately $108 million. During 2001, the company began its working capital and cash flow initiatives.

        "Our strong cash flow enabled us to repurchase $47 million of company stock and reduce debt and securitization financing by $63 million during the last 12 months. Our debt-to-total capitalization, including the securitization financing, decreased to 37% at September 30, 2002, compared with 43% a year ago," Larrimore explained.

Near-Term Outlook

        "We expect the rest of 2002 to be challenging, as the factors that affected our third quarter will likely continue through the year. Sales to date for the month of October are flat, compared with the prior year, which is in line with our expectations. While sales remain challenging, we are focusing on and making progress in the areas under our control. We believe United is in a strong financial position to ride out these tough economic times, and well positioned when the economy turns around," Larrimore concluded.

Share Repurchase Update

        During the third quarter of 2002, the company purchased $31 million of its common stock. United has $27 million remaining under its current repurchase authorization. Purchases may be made from time to time in the open market or in privately negotiated transactions. Depending on market and business conditions and other factors, these purchases may continue or be suspended at any time without notice. The company has approximately 32.4 million shares outstanding.

United Stationers Inc. Reports Third Quarter Results
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Balance Sheet Presentation

        The company receives promotional incentives from certain suppliers based on their participation in the company's general line catalog and other annual and quarterly publications. These incentives are recorded as a reduction to cost of goods sold as they are earned over the life of the publications and the unearned portion is disclosed on the company's Condensed Consolidated Balance Sheets as "deferred credits." The uncollected incentives due from suppliers are included in accounts receivable. Prior to this quarter, the accounts receivable balance shown on the company's Condensed Consolidated Balance Sheets included the deferred credits.

        For comparative purposes, the September 30, 2001, Condensed Consolidated Balance Sheet was conformed to the current year presentation. This resulted in an increase of $56.4 million to the previously reported current assets and current liabilities and had no effect on trade accounts receivable days outstanding, working capital, net income, earnings per share or equity.

Conference Call

        United Stationers will host a conference call on Friday, October 25, at 9:00 a.m. CDT to discuss third quarter performance. To hear the call, visit the investor relations section of the company's Web site at www.unitedstationers.com several minutes before the call begins and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version, which also can be found on the investor relations section of United Stationers' Web site, shortly after the call ends and for the following week.

Forward-Looking Statements

        This news release contains forward-looking statements, including references to plans, strategies, objectives, projected costs or savings, anticipated future performance or events and other statements that are not strictly historical in nature. These statements are based on management's current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to: the company's restructuring plan, including its ability to realize expected cost savings from facility rationalization, systems integration and other initiatives, and the timing of any of these savings; the company's ability to streamline its organization and operations, integrate acquired businesses and implement general cost-reduction initiatives; the company's reliance on key suppliers and the impact of fluctuations in their pricing; variability in vendor allowances and promotional incentives payable to the company based on inventory purchase volume, and the impact of this on its gross margin; the company's ability to anticipate and respond to changes in end-user demand; the impact of variability in customer demand on the company's product offerings and sales mix and, in turn, on customer rebates payable by the company and the company's gross margin; competitive activity and pricing pressures; reliance on key management personnel; economic conditions and changes affecting the business products industry and the general economy. For additional information on these and other factors, please see the reports filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking information contained in this news release. The forward-looking information here is given as of this date only, and the company undertakes no obligation to revise or update it.

Company Overview

        United Stationers Inc., with trailing 12 months sales of approximately $3.7 billion, is North America's largest wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to approximately 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 36 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers and two distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company an average order fill rate of 98%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.

United Stationers Inc. Reports Third Quarter Results
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
Net sales	$932,486	$950,910	$2,778,183	$2,989,638
Cost of goods sold	796,772	798,507	2,366,921	2,516,109

Gross profit	135,714	152,403	411,262	473,529
Operating expenses:
Warehousing, marketing and administrative expenses	100,428	107,053	305,260	336,581
Goodwill amortization	—	1,461	—	4,426
Restructuring charge (reversal)	—	47,603	(2,425)	47,603

Total operating expenses	100,428	156,117	302,835	388,610

Income (loss) from operations	35,286	(3,714)	108,427	84,919
Interest expense, net	4,122	4,845	12,678	19,298
Other expense, net	847	1,215	1,617	3,333

Income (loss) before income taxes	30,317	(9,774)	94,132	62,288
Income tax expense (benefit)	11,370	(3,831)	35,300	24,778

Net income (loss)	$18,947	$(5,943)	$58,832	$37,510

Net income (loss) per common share — assuming dilution	$0.57	$(0.18)	$1.73	$1.11

Average number of common shares	33,307	33,668	34,067	33,810

United Stationers Inc. Reports Third Quarter Results
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except share data)
(unaudited)

	September 30,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$19,206	$33,565
Accounts receivable, net*	415,732	425,418
Inventories	532,017	554,195
Other current assets	18,769	38,754

Total current assets	985,724	1,051,932
Property, plant and equipment, net	180,005	195,682
Goodwill, net	180,086	181,672
Other	25,359	19,816

Total assets	$1,371,174	$1,449,102

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$305,066	$366,524
Accrued liabilities	150,105	167,704
Deferred credits	61,875	56,375
Current maturities of long-term debt	53,408	44,948

Total current liabilities	570,454	635,551
Deferred income taxes	21,052	22,817
Long-term debt	194,318	237,719
Other long-term obligations	23,137	27,423

Total liabilities	808,961	923,510
Stockholders' equity:
Common stock, $0.10 par value; authorized—100,000,000 shares, issued—37,217,814 shares in 2002 and 37,213,207 shares in 2001	3,722	3,721
Additional paid-in capital	307,073	305,806
Treasury stock, at cost — 4,769,965 shares in 2002 and 3,362,947 shares in 2001	(104,821)	(61,912)
Retained earnings	356,239	277,977

Total stockholders' equity	562,213	525,592

Total liabilities and stockholders' equity	$1,371,174	$1,449,102

*
The September 30, 2002 and 2001 accounts receivable balances do not include $82 million and $110 million, respectively, of accounts receivable sold through an asset-backed securitization program.

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  Exhibit 99.1